Exhibit 99.1

TFF Pharmaceuticals Reports Third Quarter 2022 Financial Results and Provides Business Update

Clinical Proof-of-Concept Demonstrated in Compassionate Use in Two Case Studies with Voriconazole Inhalation Powder (TFF VORI)

Growing Body of Peer-Reviewed Scientific Literature Provides Foundations for Expanding Applications of Thin Film Freezing

Feasibility Study Agreement with Aptar Pharma to Explore Intranasal Delivery of Dry Powder Vaccines and Dry Powder Therapeutics

Conference Call and Webcast Scheduled Today, Monday, November 14, 2022, at 4:30 PM ET

FORT WORTH, TX – Nov. 14, 2022 --TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the third quarter of 2022 and provided an update on recent corporate and clinical developments. The Company will discuss the highlights on a conference call and webcast, scheduled for today, Monday, November 14, 2022, at 4:30 PM ET.

“We have recently announced positive proof of concept data from two patients in our TFF Voriconazole compassionate use program,” said Glenn Mattes, Chief Executive Officer of TFF Pharmaceuticals. “We believe these data demonstrate our ability to transform the value of our technology platform into meaningful clinical results for patients. In our view, Thin Film Freezing has the potential to become a cornerstone technology for delivering next-generation, dry powder therapeutics to patients more safely and accurately. We are encouraged by the results of the two recent TFF VORI compassionate use cases and look forward to additional data from our ongoing clinical programs and external collaborations.”

Conference Call and Webcast Information

The Company will host a conference call today, Monday, November 14, 2022, at 4:30 PM, Eastern Time, to discuss third quarter 2022 financial results and the business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-877-407-3982

International Dial-In Number: 1-201-493-6780

Conference ID: 13733663

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1576735&tp_key=851ab4e031

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Recent Clinical and Corporate Highlights:

●	In November, TFF announced that a second lung transplant patient was successfully treated with Voriconazole Inhalation Powder (TFF VORI) through the Company’s compassionate use program and under the supervision of Dr. Gregory Snell, Medical Head of Lung Transplant Service at the Alfred Hospital in Melbourne Australia:

●	Following initiation of TFF VORI therapy, the patient’s lung function stabilized without additional decreases in Forced Expiratory Volume in one second (FEV1) or FEV1/Forced Vital Capacity (FVC) ratios.

●	Consistent with the first patient who received TFF VORI, no dose modification of tacrolimus was required, which is notable due to the well-known severe drug-drug interactions between tacrolimus and oral voriconazole.

●	The patient has been on TFF VORI therapy for six weeks and has returned negative cultures for aspergillus in recent specimens obtained from bronchoscopic evaluation.

●	In November, the Company provided updated guidance on the TFF VORI and TFF TAC clinical programs. The Company anticipates delivering preliminary patient data from the Phase 2 studies of TFF VORI in the first quarter of 2023 and TFF TAC in the second quarter of 2023. Readouts from the Phase 2 studies are expected to provide safety, tolerability, and efficacy data.

●	In September, Dr. Bradley Gardiner, also from the Alfred Hospital, presented results from compassionate use of treating pulmonary fungal infections in a lung transplant patient with TFF VORI at the 15th International Congress on Lung Transplantation:

●	Upon initiation of TFF VORI therapy, the patient’s lung function stabilized without additional decreases in Forced Expiratory Volume in one second (FEV1) and with recovery in Forced Vital Capacity (FVC).

●	The patient was able to tolerate TFF VORI due to the limited systemic absorption compared to the oral administration route.

●	TFF VORI was also well-tolerated, and did not require lowering the dose of the patient’s immunosuppressant medication (tacrolimus), which is known to have a severe drug-drug interaction with oral voriconazole.

Strategic Business Development and Partnership Activities – Biopharmaceutical Companies and Research Institutions:

●	In November, the Company announced a collaboration with Aptar Pharma, a global leader in drug delivery and active material science solutions and services, aimed at feasibility testing of the administration of dry powder vaccines utilizing TFF Pharmaceutical’s Thin Film Freezing technology and Aptar Pharma’s proprietary intranasal Unidose (UDS) Powder Nasal Spray System.

●	In October, Dr. Robert O. Williams III, Thin Film Freezing inventor and Special Advisor to TFF, and his colleagues at the University of Texas at Austin presented two poster presentations featuring the Company’s Thin Film Freezing Technology at the recent American Association of Pharmaceutical Scientists (AAPS) PharmSci 360 Meeting. One presentation demonstrated how Thin Film Freezing technology can be applied to develop dry powder formulations of monoclonal antibodies.

●	In July, Dr. Williams published an editorial review article in Biopharm International entitled, “Improved Formulations to Enable Stable Delivery of Biologics.” The article highlights the significant advantages of Thin Film Freezing over conventional freeze-drying processes, including improvements with respect to less particle aggregation and less protein denaturation, which can overcome challenges in the formulation and delivery of biologics.

Financial Results

For the quarter ended September 30, 2022, compared to quarter ended September 30, 2021

●	Cash Position: As of September 30, 2022, TFF Pharmaceuticals reported cash and cash equivalents of $13.1 million. Additionally, the Company received $0.8 million from the Australian Taxation Office in October 2022.

●	Research and Development (R&D) expenses: R&D expenses for the third quarter of 2022 were $4.0 million, compared to $6.3 million in 2021. The $2.3 million decrease year-over-year is primarily a result of a reduced manufacturing and preclinical expenses.

●	General & Administrative (G&A) expenses: G&A expenses for the third quarter of 2022 were $3.3 million, compared to $2.4 million in 2021. The $0.9 million increase year-over-year is primarily related to increased insurance, investor relations, business development and consulting expenses to support the growth of the Company.

●	Net Loss: TFF Pharmaceuticals reported a net loss for the third quarter of 2022 of $7.3 million, compared to a net loss of $8.7 million in 2021.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING TECHNOLOGY PLATFORM

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The Thin Film Freezing process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by Thin Film Freezing can deliver as much as 75% of the dose to the deep lung. Thin Film Freezing does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of Thin Film Freezing can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile Thin Film Freezing (TFF) technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, with improved absorption so drugs can also be delivered to the eyes, nose and topically to the skin. TFF has two lead drug candidates in the clinic: Voriconazole Inhalation Powder and Tacrolimus Inhalation Powder and continues to expand its pipeline by collaborating with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by 120+ patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the expectations for its continued development of Inhaled Tacrolimus and Voriconazole Powders, the benefits of the Company’s TFF platform and the Company’s plans to add to its existing pipeline of product candidates. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to successfully conclude clinical testing or obtain pre-market approval of its Inhaled Tacrolimus, Voriconazole Powders or any of its dry powder product candidates, (ii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iii) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (iv) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (v) those other risks disclosed in the section “Risk Factors” included in the Company’s 2021 Annual Report on Form 10-K filed with the SEC on March 24, 2022. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Company Contact:

Bill Begien

TFF Pharmaceuticals, Inc.

(617) 842-2222

bbegien@tffpharma.com

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Media Contact:

Gwendolyn Schanker

LifeSci Communications

(269) 921-3607

gschanker@lifescicomms.com

TFF PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Grant revenue	$87,586	$50,000	$183,025	$76,165
Operating expenses:
Research and development	4,025,940	6,339,993	14,360,293	14,380,415
General and administrative	3,342,266	2,387,585	10,238,744	7,386,007
Total operating expenses	7,368,206	8,727,578	24,599,037	21,766,422

Loss from operations	(7,280,620)	(8,677,578)	(24,416,012)	(21,690,257)

Other income (expense):
Other income	-	(13,129)	-	659,695
Interest income	6,119	12,051	19,184	41,619
Total other income (expense), net	6,119	(1,078)	19,184	701,314

Net loss	$(7,274,501)	$(8,678,656)	$(24,396,828)	$(20,988,943)

Net loss per share, basic and diluted	$(0.29)	$(0.34)	$(0.96)	$(0.85)
Weighted average common shares outstanding, basic and diluted	25,451,691	25,371,781	25,399,352	24,635,350

TFF PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,147,090	$33,794,672
Receivable due from collaboration agreement	1,812,975	1,628,703
Research and development tax incentive receivable	949,168	966,646
Prepaid assets and other current assets	1,069,761	2,447,930
Total current assets	16,978,994	38,837,951
Operating lease right-of-use asset, net	214,264	-
Property and equipment, net	3,026,466	1,859,860
Other assets	7,688	-
Total assets	$20,227,412	$40,697,811

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,634,024	$1,493,842
Accrued compensation	-	416,910
Deferred research grant revenue	362,710	50,000
Current portion of operating lease liability	79,838	-
Total current liabilities	2,076,572	1,960,752
Operating lease liability, net of current portion	128,314	-
Total liabilities	2,204,886	1,960,752

Commitments and contingencies

Stockholders’ equity:
Common stock	25,518	25,372
Additional paid-in capital	107,922,543	104,078,968
Accumulated other comprehensive loss	(210,347)	(48,921)
Accumulated deficit	(89,715,188)	(65,318,360)
Total stockholders’ equity	18,022,526	38,737,059
Total liabilities and stockholders’ equity	$20,227,412	$40,697,811